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                       The JPM Company and Denron, Inc.               Exhibit 99
                          Announce the Signing of the
                         Agreement and Plan of Merger

For immediate release: Monday, March 3, 1997

     The JPM Company (NASDQ; JPMX) and Denron, Inc. announced today that they had signed a definitive agreement to merge the two companies in a transaction to be accounted for as a pooling of interests transaction. This announcement follows the company's November 25, 1996 announcement of their signed letter of intent to merge the two companies.

     Denron is a privately held, ISO registered manufacturer of cable assemblies and wire harnesses with principal operations in San Jose, California and manufacturing support in China and Southeast Asia. Like JPM, it sells primarily to leading OEM's in the computer, networking and telecommunications markets. Denron's sales for its fiscal year ended March 31, 1996 were $25 million, while JPM reported sales of $60 million for its fiscal year ended September 30, 1996.

     The signed agreement calls for JPM to acquire all of Denron's outstanding shares in exchange for JPM stock on a formula based on JPM common stock's average closing market value for the fifteen days prior to the closing of the transaction, but the value of the transaction cannot exceed $23,000,000. At the February 26, 1997 closing price of $18, JPM would have issued approximately 1,278,000 shares.

     John H. Mathias, JPM's Chairman and CEO said, "We and our combined customer base continue to be very happy about Denron's decision to join JPM, and we look forward to completing the proxy statement and obtaining the required shareholder vote to consummate the merger. Due diligence is proceeding and we hope to complete the merger in early May."

     The JPM Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers in the computer, networking and telecommunications sectors of the electronics industry. For information contact: William D. Baker at (717) 524-8200 or Win Neilson at (717) 671-0929. Headquartered in Lewisburg, PA, JPM also has manufacturing facilities in Beaver Springs, PA, Winnsboro, SC and Guadalajara, Mexico.